Exhibit 99.1

News Release

For Immediate Release	Contact: Phil Douglas, (469) 241-5137

August 20, 2007

Earl Reed Steps Down as LifeCare CEO; William Hamburg Named Interim CEO

Plano, TX — LifeCare Holdings, Inc. today announced that W. Earl Reed, III has resigned as Chairman and Chief Executive Officer and will be succeeded in an interim capacity by William Hamburg. Mr. Reed will be rejoining The Allegro Group, Inc., a Louisville, KY based healthcare advisory firm.

LifeCare is owned by global private equity firm The Carlyle Group. Karen Bechtel, Managing Director and head of Carlyle’s healthcare team, said, “We thank Earl for his years of service to LifeCare and are pleased to welcome Bill, who brings significant operational and senior management experience in the healthcare sector. The past two years have been challenging for LifeCare and the long term acute care hospital industry, but we are excited about the future and are focused on increasing profitability and growing the business.”

William Hamburg is President of Interim Management Solutions, a company that provides services for both public and private companies. Mr. Hamburg has served as the interim Chief Operating Officer and interim Chief Development Officer of HealthSouth during its management transition. He was also interim Chief Executive Officer for Cogent Healthcare, Inc., a privately held hospitalist company. Previously, Mr. Hamburg was the Chairman, President and Chief Executive Officer of MediSphere Health Partners, a privately owned, venture capital-backed, alternate site healthcare facility company. Before MediSphere, Mr. Hamburg was President and Chief Operating Officer of Surgical Care Affiliates, Inc., a NYSE company that was one of the nation’s largest independent owners and operators of outpatient surgery centers. Prior to Surgical Care Affiliates, Inc., Mr. Hamburg held several senior administrative positions with several major non-profit acute care hospitals. Mr. Hamburg earned his Master of Science degree in Hospital Administration from the University of Pittsburgh.

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LifeCare is based in Plano, Texas and operates long term acute care hospitals in nine states. Long term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more on LifeCare, visit our website at http://www.lifecare-hospitals.com/

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